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                                                                    EXHIBIT 99.1

[SEMCO ENERGY LOGO]
1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004

                                                                         NEWS
                                                                         RELEASE


FOR IMMEDIATE RELEASE


ANALYSTS CONTACT: THOMAS CONNELLY
DIRECTOR OF TREASURY & INVESTOR RELATIONS
Phone: 248-458-6163

MEDIA CONTACT: TIMOTHY LUBBERS
DIRECTOR OF MARKETING & CORPORATE COMMUNICATIONS
Phone: 810-877-4208



         SEMCO ENERGY ANNOUNCES PRICING OF OFFERING OF 325,000 SHARES OF
                          CONVERTIBLE PREFERRED STOCK

         PORT HURON, MI, MARCH 9, 2005 -- SEMCO ENERGY, Inc. (NYSE:SEN) announced today that it has priced an offering of 325,000 shares of its 5% Series B Convertible Cumulative Preferred Stock, generating gross proceeds to the Company of $65 million, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Act") and to persons in offshore transactions in reliance on Regulation S under the Act. The sale of the preferred stock to the initial purchasers is expected to close on March 15, 2005.

         The preferred stock is convertible at the holder's option at any time at an initial conversion rate of 26.1438 shares of SEMCO'S common stock per $200 liquidation preference, which represents an initial conversion price of approximately $7.65 per share of common stock.

         SEMCO may redeem the preferred stock for cash after February 20, 2010, at an initial redemption price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. The preferred stock is mandatorily redeemable for cash on February 20, 2015, at a redemption price

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equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

         SEMCO also has granted the initial purchasers a 30-day option to purchase up to an additional 25,000 shares of preferred stock in connection with the offering. SEMCO will use the proceeds of this offering to repurchase from an affiliate of k1 Ventures Ltd. all of the outstanding and issued shares (52,542.94) of SEMCO's 6% Series B Convertible Preference Stock and warrants to purchase 905,565 shares of SEMCO's common stock. The aggregate purchase price under the repurchase agreement is $60 million, plus accrued dividends if the closing occurs after March 19, 2005. Additional proceeds, and to the extent that the initial purchasers exercise their option to purchase the additional shares, will be used to repurchase, redeem, repay or retire junior capital and other existing subordinated indebtedness or for general corporate purposes.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. These securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws. The preferred stock will be eligible for trading under Rule 144A of the Act. Purchasers of the preferred stock are being granted rights to register resales of the preferred stock and underlying common stock under the Act.


         SEMCO ENERGY, Inc. distributes natural gas to more than 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

         The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the

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effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.